RAIT Financial Trust Completes Extensions of All Secured Credit Facilities

PHILADELPHIA, PA — December 10, 2009 – RAIT Financial Trust (NYSE: RAS) today announced the recent completion of the extension of the repayment terms of one of its three secured credit facilities. With this extension, since the second quarter of 2009, RAIT has completed the extension of all of its secured credit facilities with new maturity dates in 2011.

In negotiating these extensions, RAIT agreed to variable interest rates which currently range between 4.5% and 5.0% and to principal amortization in exchange for longer duration. The aggregate unpaid principal balance of all three secured credit facilities is $51 million. RAIT expects to fund approximately $7 million of principal amortization in 2010 under these arrangements with the balance due in 2011. The secured credit facilities mature between February 2011 and December 2011 and are subject to other customary terms and conditions.

About RAIT Financial Trust
RAIT Financial Trust manages a portfolio of real estate related assets, provides a comprehensive set of debt financing options to the real estate industry and invests in real estate related assets. RAIT’s management uses their experience, knowledge and relationship network to seek to generate and manage real estate related investment opportunities for RAIT and for outside investors. For more information, please visit www.raitft.com or call Investor Relations at 215.243.9000.

RAIT Financial Trust Contact
Andres Viroslav
215-243-9000
aviroslav@raitft.com